UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2006

Infinity Energy Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17204	20-3126427
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

633 Seventeenth Street, Suite 1800, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	720-932-7800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2006, Infinity Energy Resources, Inc. ("Infinity") entered into a Purchase Agreement (the "Purchase Agreement") with Q Consolidated Oil Well Services, LLC, a Delaware limited liability company (the "Buyer"), pursuant to which Infinity agreed to sell its two wholly-owned oil field services subsidiaries, Consolidated Oil Well Services, Inc., a Kansas corporation ("COWS"), and CIS-Oklahoma, Inc. a Kansas corporation ("CIS").

The purchase price of $52 million (subject to customary adjustments based on the amount of working capital held by COWS and CIS at the closing date) will be paid in cash at closing. Infinity agreed to use the proceeds from the transaction to repay in full all of its indebtedness and other obligations to its lenders under its senior secured notes facility pursuant to that certain Securities Purchase Agreement dated as of January 13, 2005, by and among the Seller and HFTP Investment, L.L.C., AG Domestic Convertibles, L.P., and AG Offshore Convertibles, Ltd., as subsequently amended, restated, supplemented or otherwise modified. Principal and interest owed to the noteholders total approximately $51 million as of the date of this filing. The closing of the transaction is subject to certain customary conditions precedent, including the release of the COWS and CIS shares and their assets from liens in favor of the noteholders.

Either Infinity or the Buyer may terminate the Purchase Agreement if closing has not occurred on or before December 19, 2006, by reason of the failure of the other party to fulfill a condition precedent. In addition, Infinity may terminate the Purchase Agreement at any time after December 8, 2006 if the Buyer is unable to close solely because it failed to obtain the necessary debt financing for the transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Infinity Energy Resources, Inc.

December 6, 2006	By:	Timothy A Ficker

Name: Timothy A Ficker
Title: Vice President, Chief Financial Officer